Exhibit 10.22

CONFIDENTIAL

Murphy EControls Technologies (Hangzhou) Co., Ltd

26 Jul 2013

Dear Sir.

BANKING FACILITIES(S/N:130709)

With reference to our recent discussion, we are pleased to confirm our agreement to granting you the below uncommitted banking facilities which will be made available on the specific terms and conditions outlined in this Facility Letter and upon the satisfactory completion of the security and conditions precedent detailed below. Notwithstanding anything to the contrary in this Facility Letter, the facilities are subject to:

•	our discretion to cancel or suspend any unutilized facilities, or determine whether or not to permit utilization of any facilities;

•	our review at any time and in any event at our discretion, at least once a year; and

•	our right of repayment on demand at any time including the right to call for cash cover on demand for prospective and contingent liabilities.

This Facility Letter is composed of the main body, the Schedule of Facilities, the General Terms and Conditions for Facilities and the Appendixes (if any) hereof.

Borrower or	:	Murphy EControls Technologies (Hangzhou) Co., Ltd
Customer

Lender	:	HSBC Bank (China) Company Limited, Hangzhou Branch

Facility/ Amount	:	Combined uncommitted revolving facilities comprising of the following for an amount up to USD4,500,000.- or equivalent:

(1) RMB/USD Dual Currency Revolving Loan Facility up to USD4,500,000.- or equivalent

(2) Bank Acceptance Draft Discounting up to RMB10,000,000.-

The total outstanding under the above facilities at any time shall not exceed UD4,500,000.- or equivalent in aggregate.

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Subject to the Lender’s consent, the Borrower may reset the sublimit of each type of facility above so long that the total outstanding under all facilities shall not at any time exceed the above mentioned total facility limit.

Arrangement Fee	:	An arrangement fee of RMB30,000.- is payable upon your acceptance of this Facility Letter to the debit of your account

Security	:	As security, we shall have:

110% Corporate Guarantee from Enovation Controls, LLC (“Guarantor”).

The Borrower acknowledges that its indebtedness hereunder shall remain outstanding unless fully settled in the same currency of such indebtedness. The Borrower also undertakes that:

(i) it will promptly inform the Lender of any change to its Certificate of Approval;

(ii) it will promptly inform the Lender of any change in the amount of its foreign debt or its other indebtedness backed by a security/guarantee from overseas; and

(iii) it will conduct the foreign debt registration promptly (and, in any case, no later than 15 days) after enforcement of the foreign guarantee/security for this Facility Letter.

Conditions Precedent	:	(1) The Borrower shall present to the Lender its valid Borrowing Card issued by the People’s Bank of China together with the password thereof.

(2) Certified true copies of all government approvals and certificates in relation to the establishment of the Borrower shall be submitted to the Lender.

(3)    The Borrower has provided its internal authorization document approving (or authorizing others to approve) the facilities hereunder and authorizing representative(s) to accept and sign the terms, conditions and documents in connection with the facilities hereunder in strict compliance with its articles of association and the applicable laws.

(4)    In the event that the Lender’s making available any facility hereunder is subject to regulatory approval or the completion of other procedures with the regulator(s), the acquisition of such regulatory approval and the completion of such procedures with regulator(s).

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(5)    The Lender is satisfied that all the security(ies) stated in the “Security” item above (if any) has/have been established and is/are valid and enforceable. The security provider’s company existence evidence and internal authorization document (where the security provided is a company) or valid ID certificate (where the security provided is an individual) has been duly made and submitted to the Lender.

(6) The Borrower has provided the Lender with such other documents or materials as may be reasonably required by the Lender for the utilization under the Facility Letter.

(7) The Borrower has opened a loan disbursement account with the Lender.

Undertaking/ Covenants	:	You will be required for so long as this facility is available to you to comply with the following covenants/undertakings. Your compliance or otherwise with the following covenant(s)/undertakings will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time.

(1)    Without prejudice to any security or other priority right to which the Lender is entitled (if any), this facility shall rank at least pari-passu with all present and future indebtedness of the Borrower. The Borrower undertakes to advise the Lender in advance of any future borrowing.

(2)    The Borrower should not create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) on the whole or any part of present or future assets of the Borrower without Lender’s prior written consent.

(3)    Half-yearly and audited yearly financial statements of the Borrower and the Guarantor(if any) to be prepared by qualified accountants shall be provided to the Lender whenever available but in any event, no later than 90 days and 120 days from the financial half-year-ends and year-ends respectively.

(4) The Borrower shall provide other financial or operational information of the Borrower as from time to time reasonably requested by the Lender.

(5)    The Borrower shall promptly inform the Lender of any of the Borrower’s inter-group connected transactions which amounts to in aggregate over 10% of its net assets with the details to the satisfaction of the Lender.

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(6)    The Borrower agrees that all borrower’s undertakings set out in Article 21 of the Interim Measures on Regulation of Working Capital Loans issued by China Banking Regulatory Commission on 12 February 2010 apply to this facility letter.

(7)    The Borrower shall open an operating account with the Lender or shall upon request provide to the Lender evidence showing its fund flow situation if those operating accounts are opened with a bank other than the Lender.

(8) The Borrower shall undertake to seek Lender’s prior consent for any dividend paid out.

(9)    In order to ensure and monitor the repayment ability of the Borrower, according to relevant regulations on banking facilities and loans issued by China Banking Regulatory Commission, the Borrower shall at least direct 80% sales proceeds to the account opened with the Lender to facilitate the Lender to monitor the fund flow situation.

Governing Law	:	This Facility Letter shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Jurisdiction	:	The Borrower submits to the non-exclusive jurisdiction of the PRC court at the principal office of the Lender. Nothing in this Clause limits the right of the Lender to bring proceedings against the Borrower in connection with this facility in any other court of any competent jurisdiction.

We may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

The facility offer will remain open for acceptance until the close of business on 26 August 2013 and if not accepted by that date will be deemed to have lapsed (unless otherwise agreed by us in writing).

We shall be grateful if you could arrange for the authorized signatory(ies) of your company in accordance with the terms of the shareholders’ resolution or board resolution (as the case may be) to be given to us, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which the facility is granted.

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We look forward to the establishment of our mutually beneficial and lasting relationship.

Yours faithfully,

For and on behalf of HSBC Bank (China) Company Limited Hangzhou Branch	Accepted by Murphy EControls Technologies (Hangzhou) Co., Limited

/s/ Angela Fang Angela Fang Relationship Manager Commercial Banking	/s/ Susan Xu Authorised Signature(s) & Company Chop Date

/s/ Dennis Zhu Dennis Zhu Branch Manager

Ax/rw

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SCHEDULE OF FACILITIES

RMB/USD Dual Currency Revolving Loan Facility

Purpose

To finance the Borrower’s working capital requirement, including (1) purchase of raw materials and other goods, (2) rewards, salaries, fees and other charges, (3) other working capital needs as agreed by the Lender.

Utilization

(a)	Drawdown may be made in either RMB or USD provided that USD/RMB equivalent of aggregate outstanding hereunder shall in no time exceed the facility amount. The currency A equivalent of currency B at any time shall be determined based on the buy-in rate of currency B then announced by the Lender.

(b)	3 working days advance drawdown request is given to us.

(c)	Each drawdown to be for a period up to 6 months or such other period as agreed by the Lender. The aggregate period of a drawdown and its rollovers shall not exceed 12 months in any case.

(d)	Each drawdown to be for a minimum amount of USD 400,000.-/RMB2,000,000.- or its multiples unless the loan proceeds is subject to Disbursed by the Lender.

Interest / Commission

RMB Loan

Interest shall accrue on each RMB loan at a rate equal to the benchmark lending rate effective on the loan drawdown date promulgated by the People’s Bank of China for RMB lending with a tenor corresponding to the term of that loan with 10% mark-up and shall be payable on the maturity date of that loan. If during the term of the loan there is a change to the applicable benchmark lending rate, the applicable interest rate for any outstanding RMB loan will not change until the next roll over date.

Foreign Currency Loan

Interest shall accrue on each USD loan at a rate equal to the Lender’s cost of fund plus 2% per annum and shall be paid on the maturity date of that loan. The Lender has its full discretion in determining its cost of fund for each loan. The Borrower shall confirm its acceptance of the exact interest rate for each loan by specifying such interest rate in the drawdown request/rollover notice of that loan and shall provide such drawdown request/rollover notice to the Lender at least 3 working days before the drawdown/rollover date of that loan.

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Default Interest

Default interest shall accrue on sums which are overdue (as well as amounts not paid on demand) or overlimit or (in relation to RMB loan) used for purposes other than the purpose specified in the Facility Letter and shall be payable upon demand of the Lender.

RMB Loan

For overdue or overlimit sums: default interest rate shall be the stipulated interest rate for respective RMB facilities with 50% mark-up.

For the amount used for purposes other than those stated in this letter: default interest rate shall be the stipulated interest rate for RMB facility with 100% mark-up.

Foreign Currency Loan

Default interest rate shall be 3% per annum over the stipulated interest rate for the USD facility.

Prepayment

With the Lender’s prior approval, during an interest period any part of a drawing may, with 5 working days advance notice to the Lender, be repaid subject to the Break Funding Cost (i.e., the differential between the return the Lender would have received had the loan run to maturity and the return the Lender is able to obtain by the placing of the funds repaid for the remainder of the period in the market). Each partial prepayment shall be in a minimum of USD100,000.- or RMB500,000.- and in an integral multiple of USD100,000.- or RMB500,000.-.

Disbursement of Loan Proceeds

Disbursement of loan proceeds shall follow the provisions under Clause 7 of the General Terms and Conditions for Facilities.

Any payment using the proceeds we provide under the above facility should adopt the “Disbursement by the Lender” approach as provided in the Facility Letter.

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SCHEDULE OF FACILITIES

Bank Acceptance Draft Discounting Facility

The Borrower may from time to time apply to the Bank for discounting of bank acceptance drafts the Borrower obtained in real transactions. Detailed terms and conditions for such discounting are or will be provided in the Master Agreement for Bank Acceptance Draft Discount signed or to be signed between the parties separately.

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GENERAL TERMS AND CONDITIONS FOR FACILITIES

1	Interpretation

These terms and conditions are applicable to banking facilities made available to HSBC Bank (China) Company Limited (the “Bank”) to the Borrower(s) and shall be read as an integral part of the facility letter (inclusive the Schedule of Facilities thereof), as may be amended from time to time, applicable to the Borrower(s) (the “Facility Letter”). In the event of conflict between these terms and conditions and the Facility Letter, the Facility Letter shall prevail for the purposes of the relevant transaction.

2	Accrual of Interest & Other Sums

All interest and other sums expressed to be chargeable or payable on a periodic basis hereunder shall accrue on a 360-day-year basis except for interest on outstanding (if any) denominated in Hong Kong Dollar or Pound Sterling (GBP) which shall accrue on a 365-day-year basis.

3	Availability and Utilisation

3.1	Each and all the facilities under the Facility Letter are of the revolving nature. Subject to the terms and conditions of the Facility Letter, rollover of utilized amount is allowed and any utilized but repaid amount is available for re-utilization starting from the immediately next business day of the repayment.

3.2	With respect to trade related facilities, the Bank may, at its sole discretion, refuse to allow drawings under such facilities if the transaction in question does not meet the Bank’s operational requirements in respect of the facilities.

4	Purpose

The Borrower shall strictly apply the Bank’s funding under the Facility Letter for the purpose set out in the Facility Letter only and shall comply with the requirements of the relevant PRC laws and regulations on use of such proceeds. The Borrower shall not apply the proceeds for any purpose prohibited by PRC laws and regulations which including, without limitation, applying the proceeds for equity investments, applying the proceeds for speculation in the stock market, the futures market, the real estate market or other similar market speculation.

5	Market Disruption / Increased Costs

Without prejudice to our overriding right of suspension, withdrawal and repayment on demand, the Bank would reserve our right to renegotiate any of the interest margins, fees, other charges and the applicable period of PBOC base rate detailed herein (in case there is any Loan denominated in RMB) in the event of any change occurring in any applicable law or regulation (or its interpretation) or in PRC’s financial markets or the need to comply with any requirement of any regulatory/governmental authority (whether or not

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having the force of law), which resulted, in our opinion, in an increase of the cost of advancing, maintaining or funding any facilities, a change on the basis to calculate the interest margins, deviation from the RMB interest rate regime permitted by PRC laws or regulations (or its interpretation), and/or a reduction in the net return to us from the facilities outlined herein. Before the renegotiated interest margins, fees, other charges or applicable base rate is agreed, the Bank has the sole discretion to charge the Borrower the revised interest and fees with a notice to the Borrower. However, if such change in applicable laws and regulations or the requirements of relevant regulatory/governmental authorities have retrospective effect, the Customer shall indemnify the Bank against the increase of cost and/or the reduction in the net return suffered by the Bank in respect of relevant period affected by such retrospective effect within 15 Business Days upon receipt of written notice from the Bank. The Bank’s written notice setting out its claim for such indemnity shall be the conclusive evidence for the indemnity amount payable to the Bank by the Customer, unless the Bank’s claim conflicts with relevant laws, regulations, regulatory/governmental requirements in the PRC.

6	Security Top-up

Without prejudice to our overriding right of suspension, withdrawal and repayment on demand at any time, if as a matter of fact or in the opinion of the Bank, the value of the security provided by the Borrower or other security provider for the facilities under the Facility Letter has depreciated, the Bank may request the Borrower to provide additional security in form and substance satisfactory to the Bank.

The term “security” referred to in this Clause 6 includes both tangible security and guarantee by a third party. The depreciation of security value includes, but is not limited to, decrease of the absolute value of the collateral due to drop in market price, adverse change in the guarantor’s credit standing, and depreciation of the guaranteed credit limit or any form of cash cover security or evaluated value of the collateral when converted into the currency in which the Borrower’s indebtedness is denominated as a result of fluctuation of foreign exchange rate.

7	Disbursement of Loan Proceeds

7.1	Unless otherwise provided in the Schedule of Facilities, disbursement of loan proceeds under the facilities shall follow the provisions of this Clause 7.

7.2	Disbursement of loan proceeds under each facility financing the Borrower’s working capital requirement shall follow the provisions under this Clause 7.2.

Threshold amount of “Disbursement by the Bank” for each working capital facility is provided in the Schedule of Facilities for such facility. The Borrower acknowledges that the Bank may review and revise the threshold amount for “Disbursement by the Bank” from time to time at its full discretion.

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In case of Disbursement by the Bank, if the Bank has received the following documents three business days before the proposed drawdown and is satisfied that the relevant payment under the transaction has become due and conforms to the purpose of the Facility after verification of the transaction materials, the Bank will pay the loan proceeds to the loan disbursement account and forthwith on the same day immediately transfer the loan proceeds to the Borrower’s counterparties under the relevant transaction pursuant to payment instruction(s) from the Borrower:

(a)	drawdown request for the proposed loan;

(b)	transaction materials evidencing the payment requirement(s) to be funded by the loan proceeds; and

(c)	instructions(s) to the Bank for payment of the loan proceeds to relevant third party counterparties.

In case of Disbursement by the Borrower, upon receipt of the drawdown request from the Borrower, the Bank will pay the loan proceeds to the Borrower’s loan disbursement account. The Borrower may disburse such loan proceeds to third parties by itself. The Borrower shall confirm to the Bank the usage of all loan proceeds under Disbursement by the Borrower itself on quarterly basis in form and substance satisfactory to the Bank and shall upon request provide the Bank with evidences and supporting documents in relation to the use of such loan proceeds.

7.3	In relation to any disbursement by the Bank, the Borrower hereby undertakes and warrants to the Bank as follows:

(a)	As the payment obligor under the relevant transaction, the Borrower shall be solely liable for the appropriateness and/or correctness of each payment made by the Bank with the Borrower’s authorization. The Bank’s examination of transaction materials and its payment in reliance thereon will not release or mitigate such liability of the Borrower.

(b)	The Borrower shall not instruct the Bank to pay any loan proceeds to any of its accounts opened with any other bank except for cases whereunder the Borrower’s payment must be paid through such account opened with another bank and the Borrower provides documentation satisfactory to the Bank to assure the Bank that the disbursement of the loan proceeds to the other bank’s account will not breach the regulatory requirements on the usage of loan proceeds.

(c)	The Borrower will not break a large payment into several parts to avoid application of Disbursement by Bank.

8	Expenses, Taxation and Debt Authorization

8.1	All expenses (including without limitation all legal fees) incurred by the Bank as a result of any change to or restructuring of the facilities at the request of the Borrower or any enforcement of the Bank’s right due to the Borrower’s breach, of any of its obligations hereunder shall be fully indemnified by the Borrower.

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8.2	All payments of principal, interest, fees and other expenses shall be made by the Borrower free and clear of taxes, levies, imposts, duties, charges or withholding of whatsoever nature.

8.3	The Bank may debit any of the Borrower’s account with the Bank’s offices for any amount including, without limitation, principal, interest and other fees and charges due and payable by the Borrower to the Bank under or in relation to the Facility Letter without further instruction from the Borrower.

9	Assignment

The Bank may by delivering the Borrower a notice in writing assign all or any part of its rights and/or obligations under or in relation to this Facility Letter to any person without subsequent consent from the Borrower.

10	Connected Transactions

Section 83 of the Hong Kong Banking Ordinance and the CBRC Administration Rules on the Connected Transactions of Commercial Banks with insiders and Shareholders (the “CBRC Rules”) have imposed on the Bank certain limitations on advances to persons related to our directors or employees or advances that are of the “connected transaction” nature. In acknowledging this Facility Letter the Borrower should advise the Bank whether the Borrower in any way related to any director or employee of The Hongkong and Shanghai Banking Corporation Limited or the Bank within the meaning of Section 83 or otherwise are a “connected party” defined in the CBRC Rules and in the absence of such advice the Bank will assume that the Borrower is not so related. The Bank would also ask, should the Borrower become so related subsequent to acknowledging the Facility Letter, that the Borrower immediately advises the Bank in writing.

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